Exhibit 99.1

Sigma Labs Files

Universal Shelf Registration Statement

SANTA FE, N.M. – September 26, 2014 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a developer of advanced, in process, non-destructive quality inspection systems for metal-based additive manufacturing and other advanced manufacturing technologies, today announced that it has filed a universal shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC). The registration statement is intended to provide Sigma Labs with increased financial flexibility over the next three years; although the registration statement relating to these securities has been filed with the SEC, it has not yet become effective.

"This filing is intended to increase our ability to raise equity or debt capital in response to business conditions going forward,” said Mark Cola, President and Chief Executive Officer of Sigma Labs. “Over the next three years, as our Company evolves, we may need such capital flexibility to expand our existing business, fund potential acquisitions, invest in new growth opportunities, or to list on a national securities exchange.”

If and when the registration statement is declared effective by the SEC, the Company will be able to offer and sell, from time to time, up to $100 million of securities, including shares of the Company's common stock and preferred stock, debt securities and warrants, either individually or in units, the terms of which will be described in prospectus supplements filed with the SEC, as applicable. These securities may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement becomes effective.

Concurrently, Sigma Labs filed a prospectus as part of the shelf registration statement to sell up to an aggregate of $25 million of its common stock through an "at-the-market" (ATM) offering through Ascendiant Capital Markets, LLC, as sales agent. Until the Company's stock is listed on a national securities exchange, ATM sales may only be made in privately negotiated transactions that are eligible for an exemption from registration under applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The shelf registration statement, and the ATM prospectus can be obtained free of charge at the SEC’s website at www.sec.gov.

About Sigma Labs, Inc.

Sigma Labs, Inc., through its wholly-owned subsidiary B6 Sigma, Inc., develops and engineers advanced, in-process, non-destructive quality inspection systems for commercial firms worldwide seeking productive solutions for metal-based additive manufacturing or 3D printing, and other advanced manufacturing technologies.  For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our most recent annual report on Form 10-K and documents subsequently filed by the Company with the Securities and Exchange Commission. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385